Exhibit 1.66

27 May 2021

SUPPLEMENT TO THE MERGER AND LISTING PROSPECTUS – 27 MAY 2021

NOT FOR PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD VIOLATE APPLICABLE LAWS OR RULES OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER FINNISH LAW. SEE “IMPORTANT INFORMATION” ON PAGES 12-13 BELOW.

This document (the “Supplement”) is a supplement to the merger and listing prospectus dated 23 October 2020 (the “Merger Prospectus”) in respect of the merger of Arcus ASA (“Arcus”) into Altia Plc (“Altia”). The Merger Prospectus has been approved by the Finnish Financial Supervisory Authority (the “FIN-FSA”) as the competent authority under Regulation (EU) 2017/1129 (the “Prospectus Regulation”) on 23 October 2020. The decision number of such approval is FIVA 49/02.05.04/2020. A certificate of approval of this Supplement, with a copy of this Supplement will be notified to the Norwegian Financial Supervision Authority in accordance with the Prospectus Regulation.

The definitions used in this supplement have the same meaning as in the Merger Prospectus, unless otherwise stated. This Supplement constitutes a part of the Merger Prospectus and should be read together therewith.

This Supplement is prepared due to the issuance of a decicion by the Norwegian Competition Authority (“NCA”) on 19 May 2021 to conditionally accept the Merger of Altia and Arcus, and the subsequent stock exchange releases by Altia and Arcus on 19 May 2021 (together the “Releases”), and due to the announcement of Arcus’ unaudited interim financial report for the three months ended 31 March 2021 (the “Interim Report”) on 20 May 2021.

Consequently, the information contained in the Merger Prospectus is supplemented in the manner set out in this Supplement. The Interim Report is hereby incroporated by refence into the Merger Prospectus. The section “Information Incorporated by Reference into this Merger Prospectus” on page 171 of the Merger Prospectus is updated accordingly as presented below.

TABLE OF CONTENT

Supplements to the section “Summary”	3
Supplements to the section “Tiivistelmä”	3
Supplements to the section “Certain Matters”	4
Supplements to the section “Merger of Altia and Arcus”	4
Supplements to the section “Selected Consolidated Financial Information”	5
Supplements to the section “Information on Arcus”	10
Supplements to the section “Information Incorporated by Reference into this Merger Prospectus”	11

SUPPLEMENTS TO THE MERGER PROSPECTUS

Supplements to the section “Summary”

Due to the publication of the Interim Report, the section of the Merger Prospectus entitled “Summary” is supplemented as follows:

1)	The following text is inserted to replace the first paragraph of the section entitled “Summary – What is the Key Financial Information Regarding the Merging Company?” on page 4 of the Merger Prospectus:

The following table presents selected consolidated financial information of Arcus as at and for the three months periods ended 31 March 2021 and 31 March 2020, and as at and for the financial years ended 31 December 2020 and 31 December 2019. The selected consolidated financial information presented below has been derived from Arcus’ unaudited consolidated interim financial report as at and for the three months ended 31 March 2021 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the three months ended 31 March 2020, and Arcus’ audited consolidated financial statements as at and for the years ended 31 December 2020 and 31 December 2019, prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Merger Prospectus.

2)	The following table is inserted to replace the table contained in the section entitled “Summary – What is the Key Financial Information Regarding the Merging Company?” on page 5 of the Merger Prospectus:

	As at and for the three months ended 31 March		As at and for the year ended 31 December
In NOK million, unless otherwise indicated	2021	2020	2020		2019
	(unaudited)		(audited, unless otherwise indicated)
Income statement
Total operating revenue	669	611	3,204		2,763
Adjusted EBITDA	102	67	543		397
Adjusted EBITDA margin %	15.3%	10.9%	17.0%1)		14.4%1)
Adjusted operating result (EBIT)	70	35	420		277
Adjusted operating margin %	10.5%	5.8%	13.1%	1)	10.0%1)
Result for the period	17	46	200		133
Earnings per share (NOK)	0.25	0.67	2.89		1.94
Diluted earnings per share (NOK)	0.25	0.64	2.80		1.85
Balance sheet
Total assets	5,804	5,800	6,269		5,590
Total equity	1,646	1,871	1,803		1,662
Total liabilities	4,157	3,928	4,466		3,928
Statement of cash flows
Net cash flow from operating activities	-40	1	534		292
Net cash flow from investing activities	-5	-16	-43		-71
Net cash flow from financing activities	-68	-47	-272		-284
__________________________________ 1) Unaudited

Supplements to the section “Tiivistelmä”

Due to the publication of the Interim Report, the section of the Merger Prospectus entitled “Tiivistelmä” is supplemented as follows:

1)	The following text is inserted to replace the first paragraph of the section entitled “Tiivistelmä – Mitkä ovat Sulautuvan Yhtiön keskeiset taloudelliset tiedot?” on page 13 of the Merger Prospectus:

Seuraavissa taulukoissa esitetään Arcuksen valikoituja konsernitilinpäätöstietoja 31.3.2021 ja 31.3.2020 päättyneiltä kolmen kuukauden jaksoilta sekä Arcuksen valikoituja konsernitilinpäätöstietoja 31.12.2020 ja 31.12.2019 päättyneiltä tilikausilta. Alla esitettävät valikoidut konsernitilinpäätöstiedot ovat peräisin ”IAS 34 – Osavuosikatsaukset” -standardin mukaisesti 31.3.2021 päättyneeltä kolmen kuukauden jaksolta laaditusta Arcuksen tilintarkastamattomasta osavuosikatsauksesta, johon sisältyy vertailutietoina esitetyt tilintarkastamattomat konsernin taloudelliset tiedot 31.3.2020 päättyneeltä kolmen kuukauden jaksolta, ja EU:n käyttöön ottamien IFRS-standardien mukaisesti 31.12.2020 ja 31.12.2019 päättyneiltä tilikausilta laadituista Arcuksen tilintarkastetuista konsernitilinpäätöksistä, jotka asiakirjat on sisällytetty tähän Sulautumisesitteeseen viittaamalla.

2)	The following table is inserted to replace the table contained in the section entitled “Tiivistelmä – Mitkä ovat Sulautuvan Yhtiön keskeiset taloudelliset tiedot?” on page 14 of the Merger Prospectus:

	1.1.–31.3. ja 31.3.		1.1.–31.12. ja 31.12.
Milj. Norjan kruunua, ellei toisin ilmoitettu	2021	2020	2020	2019
	(tilintarkastamaton)		(tilintarkastettu, ellei toisin ole ilmoitettu)
Tuloslaskelma
Liikevaihto	669	611	3 204	2 763
Oikaistu käyttökate	102	67	543	397
Oikaistu käyttökatemarginaali, %	15,3%	10,9%	17,0%1)	14,4%1)
Oikaistu liiketulos (EBIT)	70	35	420	277
Oikaistu liiketulosmarginaali, %	10,5%	5,8%	13,1%1)	10,0%1)
Kauden tulos	17	46	200	133
Osakekohtainen tulos (NOK)	0,25	0,67	2,89	1,94
Laimennusvaikutuksella oikaistu osakekohtainen tulos (NOK)	0,25	0,64	2,80	1,85
Tase
Varat yhteensä	5 804	5 800	6 269	5 590
Oma pääoma yhteensä	1 646	1 871	1 803	1 662
Velat yhteensä	4 157	3 928	4 466	3 928
Rahavirtalaskelma
Liiketoiminnan nettorahavirta	-40	1	534	292
Investointien nettorahavirta	-5	-16	-43	-71
Rahoituksen nettorahavirta	-68	-47	-272	-284
__________________________________ 1) Tilintarkastamaton

Supplements to the section “Certain Matters”

Due to the publication of the Interim Report, the section of the Merger Prospectus entitled “Certain Matters – Presentation of Financial and Certain Other Information” is supplemented as follows:

1)	The following text is inserted to replace the section entitled “Certain Matters – Presentation of Financial and Certain Other Information – Historical Financial Information of Arcus” on page 52 of the Merger Prospectus:

Historical Financial Information of Arcus

The financial information of Arcus included in this Merger Prospectus has been derived from Arcus’ unaudited consolidated interim financial report as at and for the three months ended 31 March 2021 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the three months ended 31 March 2020, and Arcus’ audited consolidated financial statements as at and for the years ended 31 December 2020 and 31 December 2019, prepared in accordance with IFRS as adopted by the EU, both of which are incorporated by reference into this Merger Prospectus.

Supplements to the section “Merger of Altia and Arcus”

Due to the publication of the Releases, the section of the Merger Prospectus entitled “Merger of Altia and Arcus” is supplemented as follows:

1)	The following texts are inserted to replace the third last and the last paragraph of the section entitled “Merger of Altia and Arcus – Overview of the Merger” on page 58 of the Merger Prospectus, as amended:

The NCA has on 19 May 2021 decided to approve the Merger, conditional on the divestment of Altia’s aquavit brand Skåne Akvavit and Arcus’ aquavit brand Akevitt Spesial and spirits brands Dworek and S.P.R.T. prior to the completion of the Merger. Altia and Arcus have also committed to provide transitional services to the buyer for a limited period, to the extent required. As a result of the NCA’s conditional approval, Altia and Arcus have received conditional merger control approvals for the Merger from the relevant authorities.

The approved remedy divestments will not affect the previously communicated synergy potential or the industrial logic behind the combination of Altia and Arcus. These divestments will not include production equipment, facilities or employees. The divestment processes concerning all required brands and related negotiations with several potential buyers are ongoing. Altia and Arcus are working closely with the competition authorities to obtain regulatory approvals of relevant buyer(s) allowing completion of the Merger by the end of the first half of 2021. However, completion of the Merger may be delayed to the fall of 2021, since a binding agreement on the divestments required by the NCA and FCCA must be entered into prior to the completion of the Merger.

Supplements to the section “Selected Consolidated Financial Information”

Due to the publication of the Interim Report, the section of the Merger Prospectus entitled “Selected Consolidated Financial Information” is supplemented as follows:

1)	The following texts are inserted to replace the first and the second paragraphs of the section entitled “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Arcus” on page 83 of the Merger Prospectus:

The following tables present selected consolidated financial information of Arcus as at and for the three months periods ended 31 March 2021 and 31 March 2020, and as at and for the financial years ended 31 December 2020 and 31 December 2019. The selected consolidated financial information presented below has been derived from Arcus’ unaudited consolidated interim financial report as at and for the three months ended 31 March 2021 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the three months ended 31 March 2020, and Arcus’ audited consolidated financial statements as at and for the years ended 31 December 2020 and 31 December 2019, prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Merger Prospectus.

The selected consolidated financial information provided herein should be read together with “Certain matters – Presentation of Financial and Certain Other Information” and Arcus’ audited consolidated financial statements as at and for the years ended 31 December 2020 and 31 December 2019 and unaudited consolidated interim financial report as at and for the three months ended 31 March 2021 incorporated by reference into this Merger Prospectus.

2)	The following tables are inserted to replace the corresponding tables contained in the section entitled “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Arcus” starting on page 83 of the Merger Prospectus:

Consolidated Income Statement

	As at and for the three months ended 31 March		For the year ended 31 December
	2021	2021	2020	2019
In NOK million, unless otherwise indicated	(unaudited)		(audited)
Operating revenue and expenses
Sales revenue	660	595	3,156	2,710
Other operating revenue	9	16	47	52
Total operating revenue	669	611	3,204	2,763
Net gain on sale of fixed assets	0	0	1	0
Cost of sales	-363	-350	-1,816	-1,601
Salaries and other personnel costs	-127	-119	-522	-439
Depreciation and amortisation	-32	-31	-124	-120
Other operating expenses	-77	-78	-327	-329
Share of profit from associated companies and jointly controlled Entities	0	1	3	4
Operating profit before other income and expenses	70	35	420	277
Other income and expenses	-22	0	-98	-20
Operating profit	49	35	322	258

Interest income	1	7	14	22
Other financial income	6	72	101	30
Interest costs	-17	-27	-83	-99
Other financial costs	-12	-33	-80	-39
Net financial profit / loss	-22	19	-48	-85

Profit before tax	27	54	274	172
Tax	-10	-9	-74	-39
Result for the period	17	46	200	133

Result for the period attributable to:
Non-controlling interest	1	0	3	11)
Owners of the parent	17	45	197	1321)

Earnings per share (NOK)
Earnings per share	0.25	0.67	2.89	1.941)
Diluted earnings per share	0.25	0.64	2.80	1.851)

__________________________________

1) Unaudited and restated. In the unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020, Arcus has made a change concerning the presentation of non-controlling interests’ share of the result for the period, which entails that the annual profit presented in the statement of income solely concerns non-controlling interests to which no sales options are linked. The comparative figures for the year ended 31 December 2019 were also changed.

Consolidated Statement of Comprehensive Income

	As at and for the three months ended 31 March		For the year ended 31 December
	2021	2020	2020	2019
In NOK million	(unaudited)		(audited)
Profit for the year	17	46	200	133

Items that will not be reclassified against the statement of income
Estimate deviations, pensions	0	0	0	-2
Tax on items that will not be reclassified against the statement of income	0	0	0	0
Total	0	0	0	-2

Items that may be reclassified against the statement of income
Translation differences on translation of foreign subsidiaries	-55	162	69	-5
Tax on items that may be reclassified against the statement of income	0	0	0	0
Total	-55	162	69	-5

Total comprehensive income for the period	-38	208	269	127
Total comprehensive income attributable to:
Non-controlling interest	0	2	3	11)
Parent company shareholders	-38	206	266	1261)

__________________________________

1) Unaudited and restated. In the unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020, Arcus has made a change concerning the presentation of non-controlling interests’ share of the result for the period, which entails that the annual profit presented in the statement of income solely concerns non-controlling interests to which no sales options are linked. The comparative figures for the year ended 31 December 2019 were also changed.

Consolidated Balance Sheet

	As at and for the three months ended 31 March		As at 31 December
	2021	2020	2020	2019
In NOK million	(unaudited)		(audited)
ASSETS
Intangible assets
Goodwill	1,060	1,131	1,088	1,048
Brands	852	929	877	854
Software	18	20	19	21
Total intangible assets	1,930	2,080	1,985	1,923

Tangible assets
Tangible fixed assets	161	163	161	152
Rights of use	1,208	1,264	1,231	1,279
Total tangible fixed assets	1,369	1,427	1,392	1,431

Deferred tax assets	43	79	49	86
Total financial assets	68	70	71	65
Total fixed assets	3,410	3,656	3,497	3,506

Current assets
Inventories	553	533	560	487
Receivables
Accounts receivables and other receivables	1,515	1,405	1,731	1,392
Cash and cash equivalents	325	206	482	205
Total current assets	2,393	2,143	2,772	2,084

TOTAL ASSETS	5,804	5,800	6,269	5,590

EQUITY AND LIABILITIES
Paid-in-equity
Share capital	340	1	340	1
Share premium	432	771	432	771
Total paid-in-equity	772	772	772	772
Retained earnings
Other equity	874	1,099	1,031	890
Total equity	1,646	1,871	1,803	1,662

Provisions
Deferred tax liability	108	118	113	101
Pension obligations	18	19	20	24
Liabilities at fair value through profit or loss	8	60	6	69
Other provisions for liabilities	0	0	0	0
Total provisions	134	197	139	194

Other non-current liabilities
Debt to financial institutions	731	774	778	704
Lease obligations	1,180	1,140	1,200	1,151
Other non-current liabilities	0	0	0	0
Total other non-current liabilities	1,911	1,914	1,978	1,855

Total non-current liabilities	2,045	2,111	2,117	2,050

Current liabilities
Debt to financial institutions	0	0	0	0
Liabilities at fair value through profit or loss	47	0	71	0
Lease obligations	76	155	76	154
Trade payables	1,873	1,657	2,195	1,719
Tax payable	4	5	7	5
Dividend payable	113	0	0	0
Total current liabilities	2,113	1,817	2,349	1,878

Total liabilities	4,157	3,928	4,466	3,928

TOTAL EQUITY AND LIABILITIES	5,804	5,800	6,269	5,590

Consolidated Statement of Cash Flows

	As at and for the three months ended 31 March		For the year ended 31 December
	2021	2020	2020	2019
In NOK million	(unaudited)		(audited)

Cash flow from operating activities
Profit before taxes	27	54	274	172
Depreciation and amortisation	32	31	124	120
Dividends received from associated companies and jointly controlled entities	0	1	1	0
Taxes paid	-9	-12	-15	-35
Net interest in period	16	27	81	98
Other items without cash effects	-9	5	19	-6
Change in inventories	7	-46	-73	-45
Change in receivables	218	2	-354	-39
Change in payables	-322	-61	476	-27
Net cash flow from operating activities	-40	1	534	292

Cash flow from investment activities
Proceeds from sale of tangible and intangible fixed assets	0	0	1	0
Payments on acquisitions of tangible and intangible fixed assets	-6	-16	-31	-20
Payments on acquisitions of Brands	0	0	0	0
Payments on acquisition of operations	0	0	0	-51
Other investments	0	0	-13	0
Net cash flow from investing activities	-5	-16	-43	-71

Cash flow from financing activities
Payouts - co-investment program	—	—	0	-2
New debt to financial institutions	0	-3	-3	0
Repayment on interest-bearing debt	-20	-18	-71	-66
Change other long term loans	0	0	0	1
Interest paid in period	-16	-27	-81	-97
Paid dividend and Group contributions	-6	0	-118	-116
Other financing payments	-26	0	0	-3
Net cash flow from financing activities	-68	-47	-272	-284

Effect of exchange rate fluctuations on cash and cash equivalents	-44	63	58	-15

Net change in cash and cash equivalents	-157	1	277	-78
Holdings of cash and cash equivalents as of beginning of period	482	205	205	283
Cash and cash equivalents at the end of the period	325	206	482	205

Consolidated Segment Information

	As at and for the three months ended 31 March		For the year ended 31 December
	2021	2020	2020	2019
In NOK million	(unaudited)		(audited)
In NOK million
Total operating revenues, external
Wine	423	375	1,933	1,594
Spirits	163	156	881	822
Logistics	73	71	345	303
Other and eliminations	10	10	45	44
Group total operating revenues, external	669	611	3,204	2,763

Adjusted EBITDA
Wine	65	36	277	161
Spirits	24	19	187	147
Logistics	-5	-2	0	14
Unallocated and adjustments, incl. IFRS16 effects	-4	14	-18	56
Group EBITDA	80	67	445	377
Total adjustments	22	0	98	20
Group adjusted EBITDA	102	67	543	397
Depreciation and amortisation	-32	-31	124	120
Group adjusted operating result	70	35	420	277

_________________________________

Financial Key Figures

	As at and for the three months ended 31 March		As at and for the year ended 31 December
	2021	2020	2020	2019
In NOK million, unless otherwise indicated	(unaudited)		(audited, unless otherwise indicated)
Total operating revenue	669	611	3,204	2,763
Adjusted EBITDA	102	67	543	397
Adjusted EBITDA margin, %	15.3%	10.9%	17.0%1)	14.4%1)
EBITDA	80	67	445	377
EBITDA margin, %	12.0%	10.9%	13.9%1)	13.7%1)
Adjusted operating result (EBIT)	70	35	420	277
Adjusted operating margin, %	10.5%	5.8%	13.1%1)	10.0%1)
Operating result	49	35	322	258
Result before taxes	27	54	274	172
Result for the period	17	46	200	133
Items affecting comparability	22	0	98	20
Cash and cash equivalents	325	206	482	205
Total equity	1,646	1,871	1,803	1,662
Net debt	1,665	1,869	1,576	1,807
Equity ratio, %	28.4%	32.3%	28.8%1)	29.7%1)
Net cash flow from operating activities	-40	1	534	292
Earnings / share (Basic and diluted), NOK	0.25 (0.25)	0.67 (0.64)	2.89 (2.80)	1.94 (1.85)
Number of outstanding shares at the end of the period (1,000 shares)	68,023	68,023	68,0231)	68,0231)

__________________________________ 1) Unaudited.

Reconciliation of Alternative Performance Measures

	As at and for the three months ended 31 March		For the year ended 31 December
	2021	2020	2020	2019
In NOK million, unless otherwise indicated	(unaudited)		(audited, unless otherwise indicated)
Adjustments
Personnel policy and other organisational measures	8	0	5	9
Other transaction costs	14	0	85	10
Other non-recurring items	0	0	8	1
Total adjustments	22	0	98	20

Adjusted EBITDA
Operating result	49	35	322	258
Less:
Depreciation, amortisation and impairment	32	31	124	120
Total adjustments	22	0	98	20
Adjusted EBITDA	102	67	543	397
% of total operating revenue	15.3%	10.9%	17.0%1)	14.4%1)

Adjusted EBIT
Operating result	49	35	322	258
Less:
Total adjustments	22	0	98	20
Adjusted EBIT	70	35	420	277
% of total operating revenue	10.5%	5.8%	13.1%1)	10.0%1)
__________________________________ 1) Unaudited.

Supplements to the section “Information on Arcus”

Due to the publication of the Interim Report, the section of the Merger Prospectus entitled “Information on Arcus” is supplemented as follows:

1)	The following tables are inserted to replace the tables contained in the section entitled “Information on Arcus – Business of Arcus – Overview of the Business” on pages 132–133 of the Merger Prospectus:

The following table presents a selection of Arcus’ key performance indicators for the three months ended 31 March 2021 and 31 March 2020, and for the years ended 31 December 2020 and 31 December 2019. See “Certain matters – Presentation of Financial and Certain Other Information – Historical Financial Information of Arcus” and “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Arcus – Financial key figures” for further information on the calculation of Arcus’ key performance indicators.

	As at and for the three months ended 31 March		For the year ended 31 December
	2021	2020	2020	2019
In NOK million, unless otherwise indicated	(unaudited)		(audited, unless otherwise indicated)
Total operating revenue	669	611	3,204	2,763
Operating result	49	35	322	258
Adjusted EBITDA2)	102	67	543	397
Adjusted EBITDA, %2)	15.3	10.9	17.01)	14.41)

__________________________________

1) Unaudited.

2) Alternative performance measure. See “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Arcus – Reconciliation of Alternative Performance Measures”.

The following table presents total operating revenue of Arcus by country for the three months ended 31 March 2021 and 31 March 2020, and for the years ended 31 December 2020 and 31 December 2019.

	As at and for the three months ended 31 March		For the year ended 31 December
	2021	2020	2020	2019
In NOK million	(unaudited)		(audited)
Norway	325	272	1,538	1,125
Sweden	255	237	1,151	1,075
Finland	46	47	267	228
Denmark	35	33	157	156
Germany	3	4	56	57
USA	0	1	7	5
DFTR	4	17	25	112
Other international	1	1	2	6
Total	669	611	3,204	2,763

2)	The following tables are inserted to replace the table contained in the section entitled “Information on Arcus – Business of Arcus – Business Areas” on page 137 of the Merger Prospectus:

The following table presents the total operating revenue of Arcus by business segment for the three months ended 31 March 2021 and 31 March 2020, and for the years ended 31 December 2020 and 31 December 2019.

	As at and for the three months ended 31 March		For the year ended 31 December
	2021	2020	2020	2019
In NOK million	(unaudited)		(audited)
Wine	425	377	1,942	1,603
Spirits	217	200	1,109	976
Logistics	80	78	373	328
Eliminations	-53	-44	-220	-144
Total	669	611	3,204	2,763

Supplements to the section “Information Incorporated by Reference into this Merger Prospectus”

Due to the publication of the Interim Report, the section of the Merger Prospectus entitled “Information Incorporated by Reference into this Merger Prospectus” is supplemented as follows:

1)	The following text is inserted as the first bullet point under the section “Documents Incorporated by Reference into this Merger Prospectus – Arcus”:

•	Arcus’ unaudited interim financial report as at and for the three months ended 31 March 2021;

IMPORTANT INFORMATION

In a number of jurisdictions, in particular in Australia, Canada, Hong Kong, Japan and South Africa, the distribution of this Supplement may be subject to restrictions imposed by law (such as registration, admission, qualification and other regulations). No Merger Consideration Shares have been, or will be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This Supplement does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. In addition to Finland, Norway and the United States, no action has been or will be taken by Altia or Arcus to permit the possession or distribution of the Supplement (or any other offering or publicity materials or application form(s) relating to the Merger) in any jurisdiction where such distribution may otherwise lead to a breach of any law or regulatory requirement. Altia advises persons into whose possession this Supplement comes to inform themselves of and observe all possible applicable restrictions. The Merger Consideration Shares will be offered and sold in the United States in connection with the Merger in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder, see “Notice to Shareholders in the United States” below.

Neither the Supplement, any notification nor any other merger material may be distributed or published in any jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations. Neither Altia, Arcus nor financial advisors of Altia and Arcus accept any legal responsibility for persons who have obtained the Supplement in violation of these restrictions, irrespective of whether these persons are prospective recipients of the Merger Consideration Shares. No actions have been taken to register or qualify the Merger Consideration Shares for public offer in any jurisdiction other than Finland, Norway and the United States.

Any disputes arising in connection with this Supplement will be settled exclusively by a court of competent jurisdiction in Finland. Investors must not construe the contents of this Supplement as legal, investment or tax advice. Each investor should consult such investor’s own counsel, accountant or business advisor as to legal, investment and tax advice and related matters pertaining to the Merger.

Nordea Bank Abp is acting exclusively for Altia in connection with the Merger and for no one else and will not be responsible to anyone other than Altia for providing the protections afforded to its clients or for providing advice in relation to the Merger. ABG Sundal Collier ASA is acting exclusively for Arcus in connection with the Merger and for no one else and will not be responsible to anyone other than Arcus for providing the protections afforded to its clients or for providing advice in relation to the Merger.

Notice to Shareholders in the United States

The Merger Consideration Shares have not been, and will not be, registered under the U.S. Securities Act and are being issued in reliance on the exemption from registration set forth in Rule 802 under the U.S. Securities Act. Altia is a Finnish company and Arcus is a Norwegian company. The Merger, including the information distributed in connection with the Merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non-U.S. country, which are different from those of the United States. The financial information included or referred to in this Supplement has been prepared in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States.

It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non-U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non-U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws.

Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the Merger, such as in open market or privately negotiated purchases, at any time during the pendency of the Merger under the Merger Plan.

The Merger Consideration Shares have not been and will not be listed on a U.S. securities exchange or quoted on any inter-dealer quotation system in the United States. Neither Altia nor Arcus intends to take any action to facilitate a market in the Merger Consideration Shares in the United States. The Merger Consideration Shares have not been approved or disapproved by the U.S. Securities and Exchange Commission, any state securities commission in the United States or any other regulatory authority in the United States, nor have any of the foregoing authorities passed comment upon, or endorsed the merit of, the Merger or the adequacy of this document. Any representation to the contrary is a criminal offence in the United States.

Notice to Shareholders in the United Kingdom

This Supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 43 of the Financial Promotion Order (for example as shareholders in Arcus entitled to receive the merger consideration shares pursuant to the Norwegian Public Limited Liability Companies Act of 13 June 1997 No. 45, (iii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Financial Promotion Order, (iv) are outside the United Kingdom, or (v) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Merger Consideration Shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "Relevant Persons"). This Supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.

Notice to Shareholders in the European Economic Area

This Supplement has been prepared on the basis that any offer of the Merger Consideration Shares in any Member State of the European Economic Area (“EEA”) other than offers (the “Permitted Public Offers”) which are made prior to the Effective Date, and which are contemplated in the Supplement in Finland or Norway once the Supplement has been approved by the competent authority in Finland and published in accordance with the Prospectus Regulation, and in respect of which Altia has consented in writing to the use of the Supplement, will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Merger Consideration Shares. Accordingly any person making or intending to make an offer in that Member State of the Merger Consideration Shares which are the subject of the offer contemplated in this Merger Prospectus, other than the Permitted Public Offers, may only do so in circumstances in which no obligation arises for Altia to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Altia has not authorised, nor does it authorise, the making of any offer (other than Permitted Public Offers) of the Merger Consideration Shares in circumstances in which an obligation arises for Altia to publish or supplement a prospectus for such offer.

In relation to each Member State of the EEA, with effect from and including 21 July 2019 (the “Prospectus Regulation Applicability Date”) no offer has been made and will not be made (other than a Permitted Public Offer) of the Merger Consideration Shares which are the subject of the offering contemplated by this Supplement to the public in that Member State, except that, with effect from and including the Prospectus Regulation Applicability Date, an offer of such Merger Consideration Shares is made to the public in that Member State:

a) to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of Altia for any such offer; or

c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no offer of the Merger Consideration Shares is made which would require Altia to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

In this section, the expression an offer of the Merger Consideration Shares to the public in relation to any Merger Consideration Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Merger Consideration Shares to be offered so as to enable an investor to decide to purchase or subscribe to the Merger Consideration Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Regulation in that Member State.

The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended), and includes any relevant implementing measure in the EEA Member State concerned.